UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
          CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            AND EXCHANGE ACT OF 1934


Filed by the Registrant                          |_|
Filed by a Party other than the Registrant       |X|

Check the appropriate Box:

|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission only (as permitted by rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to sec. 240.14a-12



                                 SIX FLAGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



                                  RED ZONE LLC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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

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                    ________________________________________


      The letter contained in this Schedule 14A was first sent to shareholders and was issued in a press release on November 8, 2005.

                                   ___________


                  Red Zone Comments on Six Flags Quarterly Call

ASHBURN, Va.--Nov. 8, 2005--Red Zone LLC today issued the following letter:

                                  RED ZONE LLC
               21300 Redskin Park Drive o Ashburn, Virginia 20147


November 8, 2005

Dear Fellow Six Flags Stockholder:

During the past six years, the Board and management of Six Flags have presided over the destruction of more than $2.6 billion in shareholder value. The market price of your Six Flags stock has plummeted from more than $40 in May 1999 to less than $4 in May of 2005. To reinvigorate Six Flags after years of dismal performance, on August 17, 2005, we announced our intention to commence a process to remove three non-independent directors from the board--Kieran Burke (Chairman and CEO), James Dannhauser (CFO) and Stanley Shuman (an investment banker who has a serious conflict in his dual role as board member and managing director of one of the company's financial advisors). Just eight days later, your directors' response to a possible shareholder referendum on their performance was to put the company up for sale! This board would rather sell your company than attempt to defend their unacceptable record as stewards of Six Flags.

It has been two and a half months since the company began its "prompt and orderly" sales process and now management is saying that although some unknown number of "initial bids" have been received it will be at least another month before "final bids" are received and two more months before a decision is made on a possible sale. This timeline conveniently coincides with the deadline for shareholders to respond to our consent solicitation and effectively pushes any hope for a conclusion to the sale process into early 2006 when we believe Burke and Dannhauser could stand to gain an additional $10 million under their golden parachutes. Don't be misled by management's vague statements about its over-extended sales process. As the largest stockholder of Six Flags, we are skeptical that management's process will result in an attractive offer for your shares. In our view, the true purpose of the sales process is to stall and delay your vote on the performance of this board and management by creating high hopes among shareholders for as long as possible.

In his well-scripted third quarter conference call on November 8th, Mr. Burke repeatedly stated that if we succeed, the company would be at risk and would be "saddled with bad management." What does the company have now? Your company has been run by the same CEO for 16 years and in the past six years, shareholders have lost billons of dollars in shareholder value. It is time for Messrs. Burke, Dannhauser and Shuman to go! Last year, while PKS stock hit record lows, your directors gave themselves 100% of all option grants, including 275,000 options for Mr. Burke, plus 170,000 options for James Dannhauser, incredibly on top of restricted stock grants of 250,000 and 175,000 shares, respectively, with not a single stock option going to any of the other operating employees of the company. These are also the same individuals who have drowned your company in over $2.4 billion in debt, while a competitor like Cedar Fair has prospered; the same individuals who have built roller-coaster after roller-coaster while struggling to record an annual profit; the same individuals who continue to reward themselves with perquisites including management's lavish "golden-parachutes" while failing to generate cash flow sufficient to reduce debt or even meet fixed charges!

Management now claims improved performance by comparing its recent 2005 results to one of the worst years in the company's history! Management also boasts about the company's ability to meet Adjusted EBITDA guidance that we believe is too low to cover the company's costs. Don't be misled by management's claims of improved performance.

You should also be aware that:

      o If Messrs. Burke and Dannhauser leave office this year they will become entitled to approximately $8 million in cash severance payments in addition to the full vesting of all of their issued and unissued restricted stock awards and options. As if that were not enough, they are now asking you to wait out their sales process until January at which time we believe these individuals could become entitled to an additional $10 million in cash severance payments as a further "golden good-bye" paid for by Six Flags shareholders.

      o Because of its enormous poison debt load, Six Flags may be unique in that it is impossible to remove a majority of the Board of Directors without triggering over $2.4 billion in change of control provisions that could threaten the economic viability of the company.

      o To add insult to injury, the golden parachutes granted to Burke and Dannhauser are payable in full, even if they are terminated for poor performance by the present board of directors.

Now this Board and management are asking for your trust. Ask yourself: have they earned it? Ask yourself: is Six Flags better off today than it was six years ago? To us the answers are obvious, and that is why we are seeking your immediate consent to replace Messrs. Burke, Dannhauser and Shuman. You need to vote your shares immediately because:

            (1) by not voting you are effectively voting against our nominees and endorsing current management's failed policies and

            (2) the time to prepare for next summer is now and with your immediate consent we can move quickly to take steps that can have a meaningful impact on Six Flags' 2006 performance.

We are committed to maximizing shareholder value and will not derail the sales process. While we do not believe that Six Flags, awash in red ink, will generate an attractive sale price, rather than interfere with the sales process, our nominees, if elected, have pledged to review and evaluate any proposed sale transaction consistent with their fiduciary duties to all shareholders and will support, and give shareholders the opportunity to vote on, any transaction they believe will provide maximum value to all shareholders. Red Zone's interests as a stockholder are aligned with yours. Until a buyer emerges with an attractive offer, however, there is no time to lose - we can't waste another day under the current management team given its track record and failure to turn the company around over the last five years.

DON'T DELAY-- To protect what remains of your investment in Six Flags, I urge you to sign, date and return the enclosed WHITE consent card today.

Six Flags needs to embark on a new direction. Our company needs a new management team driven by passion and vision, with a track record of success, that will revitalize the culture of the company and restore its image to the preeminence it once enjoyed. Our nominees each have a history of increasing the value of their respective businesses, a history of building and expanding successful brands, increasing the value of varied enterprises, and holding management accountable for the performance of their companies.

I urge you to act today in your own self-interest and in the interests of all Six Flags shareholders, by signing, dating and returning the enclosed WHITE consent card. If you need assistance in voting your shares, please call Innisfree M&A Incorporated, who is assisting us in the solicitation of consents toll-free at 877-750-9497 (banks and brokers may call collect at 212-750-5833).

On behalf of Red Zone, thank you for your support.


Mark Shapiro



___________

Contact:
Red Zone LLC
Karl Swanson, 703-726-7135